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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of EP Energy Corporation for the registration of 52,782,599 shares of its common stock and to the incorporation by reference therein of our reports dated March 18, 2019, with respect to the consolidated financial statements of EP Energy Corporation, and the effectiveness of internal control over financial reporting of EP Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
April 12, 2019

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm